                                                                   EXHIBIT 10.18


                                                                  EXECUTION COPY

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                              RENTERS CHOICE, INC.



                  ----------------------------------------


                                  $175,000,000

                              SENIOR SUBORDINATED
                                CREDIT AGREEMENT



                           dated as of August 5, 1998



                  ----------------------------------------



                           THE CHASE MANHATTAN BANK,
                            as Administrative Agent

                  ----------------------------------------

                             CHASE SECURITIES INC.,
                                  as Arranger




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
                               TABLE OF CONTENTS

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SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1     Defined Terms  . . . . . . . . . . . . . . . . . . . . . .    1
         1.2     Other Definitional Provisions  . . . . . . . . . . . . . .   28

SECTION 2.  AMOUNT AND TERMS OF LOANS . . . . . . . . . . . . . . . . . . .   28
         2.1     Loans  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         2.2     Procedure for Borrowing and Conversion   . . . . . . . . .   29
         2.3     Maturity and Exchange Notes  . . . . . . . . . . . . . . .   29
         2.4     Repayment of Loans   . . . . . . . . . . . . . . . . . . .   29
         2.5     Optional and Mandatory Prepayments   . . . . . . . . . . .   29
         2.6     Interest Rates and Payment Dates   . . . . . . . . . . . .   31
         2.7     Computation of Interest and Fees   . . . . . . . . . . . .   32
         2.8     Pro Rata Treatment and Payments  . . . . . . . . . . . . .   32
         2.9     Requirements of Law  . . . . . . . . . . . . . . . . . . .   34
         2.10    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         2.11    Indemnity  . . . . . . . . . . . . . . . . . . . . . . . .   37
         2.12    Change of Lending Office   . . . . . . . . . . . . . . . .   37
         2.13    Replacement Lenders  . . . . . . . . . . . . . . . . . . .   37

SECTION 3.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . .   38
         3.1     Financial Condition  . . . . . . . . . . . . . . . . . . .   38
         3.2     No Change  . . . . . . . . . . . . . . . . . . . . . . . .   39
         3.3     Corporate Existence; Compliance with Law   . . . . . . . .   39
         3.4     Corporate Power; Authorization; Enforceable
                 Obligations  . . . . . . . . . . . . . . . . . . . . . . .   39
         3.5     No Legal Bar   . . . . . . . . . . . . . . . . . . . . . .   39
         3.6     Litigation   . . . . . . . . . . . . . . . . . . . . . . .   39
         3.7     No Default   . . . . . . . . . . . . . . . . . . . . . . .   40
         3.8     Ownership of Property; Liens   . . . . . . . . . . . . . .   40
         3.9     Intellectual Property  . . . . . . . . . . . . . . . . . .   40
         3.10    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         3.11    Federal Regulations  . . . . . . . . . . . . . . . . . . .   40
         3.12    Labor Matters  . . . . . . . . . . . . . . . . . . . . . .   40
         3.13    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         3.14    Investment Company Act; Other Regulations  . . . . . . . .   41
         3.15    Subsidiaries   . . . . . . . . . . . . . . . . . . . . . .   41
         3.16    Use of Proceeds  . . . . . . . . . . . . . . . . . . . . .   41
         3.17    Environmental Matters  . . . . . . . . . . . . . . . . . .   41
         3.18    Accuracy of Information, etc   . . . . . . . . . . . . . .   42
         3.19    Solvency   . . . . . . . . . . . . . . . . . . . . . . . .   42
         3.20    Year 2000 Matters  . . . . . . . . . . . . . . . . . . . .   42

SECTION 4.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . .   43

SECTION 5.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . .   45
         5.1     Financial Statements   . . . . . . . . . . . . . . . . . .   45
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         5.2     Certificates; Other Information  . . . . . . . . . . . . .   46
         5.3     Payment of Obligations   . . . . . . . . . . . . . . . . .   47
         5.4     Maintenance of Existence; Compliance   . . . . . . . . . .   47
         5.5     Maintenance of Property; Insurance   . . . . . . . . . . .   47
         5.6     Books and Records  . . . . . . . . . . . . . . . . . . . .   47
         5.7     Notices  . . . . . . . . . . . . . . . . . . . . . . . . .   47
         5.8     Environmental Laws   . . . . . . . . . . . . . . . . . . .   48
         5.9     Take-Out Financing   . . . . . . . . . . . . . . . . . . .   48
         5.10    Exchange Notes   . . . . . . . . . . . . . . . . . . . . .   48
         5.11    Use of Proceeds of the Take-Out Debt   . . . . . . . . . .   49
         5.12    Future Subsidiary Guarantors   . . . . . . . . . . . . . .   49
         5.13    Further Assurances   . . . . . . . . . . . . . . . . . . .   49

SECTION 6.  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . .   49
         6.1     Limitation on Indebtedness   . . . . . . . . . . . . . . .   50
         6.2     Limitation on Restricted Payments  . . . . . . . . . . . .   51


         6.3     Limitation on Restrictions on Distributions from
                 Restricted Subsidiaries  . . . . . . . . . . . . . . . . .   53
         6.4     Limitation on Asset Dispositions   . . . . . . . . . . . .   54
         6.5     Limitation on Liens  . . . . . . . . . . . . . . . . . . .   55
         6.6     Limitation on Affiliate Transactions   . . . . . . . . . .   55
         6.7     Change of Control  . . . . . . . . . . . . . . . . . . . .   56
         6.8     Merger, Consolidation, etc   . . . . . . . . . . . . . . .   57
         6.9     Limitation on Lines of Business  . . . . . . . . . . . . .   58
         6.10    Limitation on Sale/Leaseback Transactions  . . . . . . . .   58

SECTION 7.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . .   58

SECTION 8.  SUBORDINATION . . . . . . . . . . . . . . . . . . . . . . . . .   60
         8.1     Agreement To Subordinate   . . . . . . . . . . . . . . . .   60
         8.2     Liquidation; Dissolution; Bankruptcy   . . . . . . . . . .   60
         8.3     Default on Senior Indebtedness   . . . . . . . . . . . . .   60
         8.4     Acceleration of Payment of Loans   . . . . . . . . . . . .   61
         8.5     When Distribution Must Be Paid Over  . . . . . . . . . . .   61
         8.6     Subrogation  . . . . . . . . . . . . . . . . . . . . . . .   61
         8.7     Relative Rights  . . . . . . . . . . . . . . . . . . . . .   62
         8.8     Subordination May Not Be Impaired By the Borrower  . . . .   62
         8.9     Rights of Administrative Agent   . . . . . . . . . . . . .   62
         8.10    Distribution or Notice to Representative   . . . . . . . .   62
         8.11    Section 8 Not To Prevent Events of Default or Limit
                 Right To Accelerate  . . . . . . . . . . . . . . . . . . .   62
         8.12    Administrative Agent Entitled to Rely  . . . . . . . . . .   62
         8.13    Administrative Agent to Effectuate Subordination   . . . .   63
         8.14    Administrative Agent Not Fiduciary for Lenders of
                 Senior Indebtedness  . . . . . . . . . . . . . . . . . . .   63
         8.15    Reliance by Lenders of Senior Indebtedness on
                 Subordination Provisions   . . . . . . . . . . . . . . . .   63

SECTION 9.  THE ADMINISTRATIVE AGENT  . . . . . . . . . . . . . . . . . . .   63
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                                     - ii -
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         9.1     Appointment  . . . . . . . . . . . . . . . . . . . . . . .   63
         9.2     Delegation of Duties   . . . . . . . . . . . . . . . . . .   64
         9.3     Exculpatory Provisions   . . . . . . . . . . . . . . . . .   64
         9.4     Reliance by Administrative Agent   . . . . . . . . . . . .   64
         9.5     Notice of Default  . . . . . . . . . . . . . . . . . . . .   64
         9.6     Non-Reliance on Administrative Agent and Other
                 Lenders  . . . . . . . . . . . . . . . . . . . . . . . . .   65
         9.7     Indemnification  . . . . . . . . . . . . . . . . . . . . .   65
         9.8     Administrative Agent in Its Individual Capacity  . . . . .   65
         9.9     Successor Administrative Agent   . . . . . . . . . . . . .   66

SECTION 10.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . .   66
         10.1    Amendments and Waivers   . . . . . . . . . . . . . . . . .   66
         10.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . .   67
         10.3    No Waiver; Cumulative Remedies   . . . . . . . . . . . . .   68
         10.4    Survival of Representations and Warranties   . . . . . . .   68
         10.5    Payment of Expenses and Taxes  . . . . . . . . . . . . . .   68
         10.6    Successors and Assigns; Participations and
                 Assignments  . . . . . . . . . . . . . . . . . . . . . . .   69
         10.7    Adjustments; Set-off   . . . . . . . . . . . . . . . . . .   71
         10.8    Counterparts   . . . . . . . . . . . . . . . . . . . . . .   72
         10.9    Severability   . . . . . . . . . . . . . . . . . . . . . .   72
         10.10   Integration  . . . . . . . . . . . . . . . . . . . . . . .   72
         10.11   GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . .   72
         10.12   Submission To Jurisdiction; Waivers  . . . . . . . . . . .   72
         10.13   Acknowledgements   . . . . . . . . . . . . . . . . . . . .   73
         10.14   WAIVERS OF JURY TRIAL  . . . . . . . . . . . . . . . . . .   73
         10.15   Confidentiality  . . . . . . . . . . . . . . . . . . . . .   73





                                    - iii -
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SCHEDULES:

1.1      Commitments
3.4      Consents
3.6      Litigation
3.15     Subsidiaries


EXHIBITS:

EXHIBIT A           Form of Subsidiary Guarantee
EXHIBIT B           Form of Indenture
EXHIBIT C           Form of Warrant Agreement
EXHIBIT D           Form of Closing Certificate
EXHIBIT E           Form of Assignment and Acceptance
EXHIBIT F-1         Form of Initial Loan Note
EXHIBIT F-2         Form of Term Note
EXHIBIT G-1         Form of Legal Opinion of Winstead Sechrest & Minick
EXHIBIT G-2         Form of Legal Opinion of Arnold & Porter
EXHIBIT G-3         Form of Legal Opinion of Stinson, Mag & Fizzell, P.C.
EXHIBIT H           Form of Exemption Certificate
EXHIBIT I           Form of Compliance Certificate
EXHIBIT J           Form of Lender Addendum

          SENIOR SUBORDINATED CREDIT AGREEMENT, dated as of August 5, 1998, among RENTERS CHOICE, INC., a Delaware corporation (the "Borrower"), the several lenders from time to time parties hereto (collectively, the "Lenders"; each, individually, a "Lender"), and THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent").

                 The parties hereto hereby agree as follows:


                            SECTION 1.  DEFINITIONS

                 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                 "ABR Borrowing":  a Borrowing comprised of ABR Loans.

                 "ABR Loan": a Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Section 2.

                 "Accepting Holder":  as defined in Section 2.5(d).

                 "Acquired Company": Thorn Americas, Inc., a Delaware corporation.

                 "Acquisition":  as defined in Section 4(d)(i).

                 "Acquisition Agreement": the Stock Purchase Agreement, dated as of June 16, 1998, among the Borrower, the Seller and Thorn plc, in each case as amended, supplemented or otherwise modified from time to time.

                 "Acquisition Documentation": collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.

                 "Administrative Agent":  as defined in the preamble hereto.

                 "Adjusted LIBO Rate":   with respect to each day during each
         Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                                    Eurodollar Base Rate
                         ----------------------------------------
                         1.00 - Eurocurrency Reserve Requirements

                 "Adjusted Margin":   with respect to any Loan, 0 basis points
         during the three month period commencing on the Initial Maturity Date and shall increase by an additional 50 basis points at the beginning of each subsequent three-month period.

                 "Adjusted Rate": the rate equal to the greatest of (i) 50 basis points plus the interest rate borne by the Loans on the day immediately preceding the Initial Maturity Date, (ii) 600 basis points plus the Treasury Rate (as defined below) on the Initial Maturity Date, (iii) 200

                                                                              2
         basis points plus the CSI High Yield Index Rate on the Initial Maturity Date and (iv) 10% per annum; for purposes hereof, the "Treasury Rate" means (x) the rate borne by direct obligations of the United States maturing on the tenth anniversary of the Closing Date or
         (y) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the United States maturing closest to, but straddling, the tenth anniversary of the Closing Date, in each case as published by the Board of Governors.

                 "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                 "Affiliate Transaction":  as defined in Section 6.6.

                 "Agreement": this Senior Subordinated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                 "Alternate Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of
         (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City;
         and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
         Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                 "Applicable Margin": with respect to any Loan, 550 basis points during the six (6) month period commencing on the Closing Date and shall increase by (i) 100 basis points commencing on the date which is six months following the Closing Date and (ii) an additional 50 basis points at the end of each successive three month period thereafter until (but excluding) the Initial Maturity Date.

                 "Apollo Preferred Stock":  as defined in Section 4(d)(ii).

                 "Asset Disposition": any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary, (ii) a disposition of inventory, equipment, obsolete assets or surplus personal property in the ordinary course of business, (iii) the sale of Temporary Cash Investments or Cash Equivalents in the ordinary course of business, (iv) the sale or discount (with or without recourse, and on commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) the licensing of intellectual property in the ordinary course of business, (vi) for purposes of
         Section 6.4 only, a disposition subject to Section 6.2, (vii) a disposition of property or assets that is governed by Section 6.8, or
         (vii) an RTO Facility Swap.

                 "Assignee":  as defined in Section 10.6(c).

                 "Assignor":  as defined in Section 10.6(c).

                 "Attributable Debt": in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

                 "Average Life": as of any date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Indebtedness or Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

                 "Bank Indebtedness": any and all amounts, whether outstanding on the Closing Date or thereafter incurred, payable under or in respect of the Senior Credit Facility, including, without limitation, principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary whether or not a claim for postfiling interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

                 "Benefitted Lender":  as defined in Section 10.7(a).

                 "Blockage Notice":  as defined in Section 8.3.

                 "Board of Directors": as to any Person the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board.

                 "Board of Governors": the Board of Governors of the Federal Reserve System (or any successor thereto).

                 "Borrowing": a group of Loans of a single Type made or continued by the Lenders on a single date and as to which a single Interest Period is in effect.

                 "Business":  as defined in Section 3.17(b).

                 "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

                 "Capital Stock": as to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

                 "Capitalized Lease Obligations": an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

                 "Cash Equivalents": any of the following: (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers' acceptances of (i) any lender under the Senior Credit Agreement or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least "A-2" or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) commercial paper rated at least "A-1" or the equivalent thereof by S&P or at least "P-1" or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act, (e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; and (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition.

                 "Central Acquisition": the Borrower's acquisition of substantially all of the assets of Central Rents, Inc.

                 "Change in Law": with respect to any Lender, the adoption of any law, rule, regulation, policy, guideline, or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, in each case after the Closing Date.

                 "Change of Control" means the occurrence of any of the following events:

                             (i)  any "person" (as such term is used in
                 Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire within one year), directly or indirectly, of more than 50% of the Voting Stock of the Borrower or a Successor Company (including, without limitation, through a merger or consolidation or purchase of Voting Stock of the Borrower); provided that the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors; or

                            (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

                           (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (a "Group") other than a Permitted Holder; or

                            (iv) the adoption by the stockholders of a plan for the liquidation or dissolution of the Borrower; or

                             (v) any event described in Section 8(k) of the Senior Credit Agreement.

                 "Chase": The Chase Manhattan Bank, a New York banking corporation.

                 "Closing Date": the date on which the conditions precedent set forth in Section 4 shall be satisfied or waived.

                 "Code": the Internal Revenue Code of 1986, as amended from time to time.

                 "Commitment": as to any Lender, its obligation to make a Loan to the Borrower on the Closing Date in an amount equal to the amount set forth opposite such Lender's name in Schedule 1.1 under the heading "Commitment"; collectively, as to all such Lenders, the "Commitments," which aggregate $175,000,000 on the Closing Date.

                 "Commitment Percentage": as to any Lender at any time, the percentage of the aggregate Commitments then constituted by such Lender's Commitment (or, after the Loans are made on the Closing Date, the percentage of the aggregate Loans then constituted by such Lender's Loans).

                 "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under
         Section 414 of the Code.

                 "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit I.

                 "Consolidated Coverage Ratio": as of any date of determination means the ratio of (i) the aggregate amount of EBITDA of the Borrower and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each case, determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to or including the Closing Date, on a pro forma basis to give effect to the Central Acquisition and the Transactions (including the anticipated disposition of any non-rent-to-own businesses under contract for sale or held for sale following the Closing Date), the offering of the Take- Out Debt and the application of the proceeds thereof as if they had occurred at the beginning of such four-quarter period); provided, however, that (1) if the Borrower or any Restricted Subsidiary (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made any Asset Disposition of any company or any business or any group of assets, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (and, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company or any business or any group of assets, including any such acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X under the Act) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Borrower or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an Asset Disposition, Investment or acquisition of assets, or any transaction governed by Section 6.8, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, defeased or otherwise discharged in connection therewith, the pro forma calculations in respect thereof shall be determined in good faith by a responsible financial or accounting officer of the Borrower, based on reasonable assumptions. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated at a fixed rate as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness bears, at the option of the Borrower or a Restricted Subsidiary, a fixed or floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be computed by applying, at the option of the Borrower or such Restricted Subsidiary, either a fixed or floating rate. If any Indebtedness which is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

                 "Consolidated Interest Expense": as to any Person, for any period, the total consolidated interest expense of such Person and its Subsidiaries determined in accordance with GAAP, minus, to the extent included in such interest expense, amortization or write-off of financing costs plus, to the extent incurred by such Person and its Subsidiaries in such period but not included in such interest expense, without duplication, (i) interest expense attributable to Capitalized Lease Obligations and the interest component of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease, in accordance with GAAP, (ii) amortization of debt discount,
         (iii) interest in respect of Indebtedness of any other Person that has been Guaranteed by such Person or any Subsidiary, but only to the extent that such interest is actually paid by such Person or any Restricted Subsidiary, (iv) non-cash interest expense, (v) net costs associated with Hedging

         Obligations, (vi) the product of (A) mandatory Preferred Stock cash dividends in respect of all Preferred Stock of Subsidiaries of such Person and Disqualified Stock of such Person held by Persons other than such Person or a Subsidiary multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and (vii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest to any Person (other than the referent Person or any Subsidiary thereof) in connection with Indebtedness Incurred by such plan or trust; provided, however, that as to the Borrower, there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Borrower or any Restricted Subsidiary. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements.

                 "Consolidated Net Income": as to any Person, for any period, the consolidated net income (loss) of such Person and its Subsidiaries before preferred stock dividends, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (a) any net income (loss) of any Person if such Person is not (as to the Borrower) a Restricted Subsidiary and (as to any other Person) an unconsolidated Person, except that (A) subject to the limitations contained in clause (d) below, the referent Person's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the referent Person or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (c) below) and
         (B) the net loss of such Person shall be included to the extent of the aggregate Investment of the referent Person or any of its Subsidiaries in such Person; (b) any net income (loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition; (c) any net income (loss) of any Restricted Subsidiary (as to the Borrower) or of any Subsidiary (as to any other Person) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Borrower, except that (A) subject to the limitations contained in (d) below, such Person's equity in the net income of any such Subsidiary for such period shall be included in Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary during such period to such Person or another Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Subsidiary shall be included in determining Consolidated Net Income; (d) any charges for costs and expenses associated with the Transactions; (e) any extraordinary gain or loss; and (f) the cumulative effect of a change in accounting principles.

                 "Consolidated Tangible Assets": as of any date of determination, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property), shown on the balance sheet of the Borrower and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP, less all write-ups (other than write-ups in connection with acquisitions) subsequent to the Closing Date in the book value of any asset (except any such intangible assets) owned by the Borrower or any of its Restricted Subsidiaries.

                 "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                 "Control Investment Affiliate": as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                 "CSI":  Chase Securities Inc., a Delaware corporation.

                 "CSI High Yield Index Rate": means the average yield to worst of the CSI High Yield Index as published in the Chase High Yield Research Weekly Update Report as published by Chase.

                 "Currency Agreement": in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is a party or a beneficiary.

                 "Default": any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

                 "Designated Senior Indebtedness": (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $50,000,000 and is specifically designated by the Borrower in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of this Agreement.

                 "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

                 "Disqualified Stock": with respect to any Person, any Capital Stock, excluding Apollo Preferred Stock (so long as the terms thereof are not materially less favorable to the Lenders than those in effect on the Closing Date), that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in the case of clauses (i), (ii) or
         (iii), on or prior to the 91st day after the Final Maturity Date, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such Final Maturity Date shall be deemed to be Disqualified Stock.

                 "Dollars" and "$": dollars in lawful currency of the United States of America.

                 "EBITDA": as to any Person, for any period, the Consolidated Net Income for such period, plus the following to the extent included in calculating such Consolidated Net Income: (i) income tax expense,
         (ii) Consolidated Interest Expense, (iii) depreciation expense (other than depreciation expense relating to rental merchandise), (iv) amortization of intangibles and (v) other non-cash charges or non-cash losses, and minus any gain (but not loss) realized upon the sale or other disposition of any asset of the Borrower or its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business.

                 "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

                 "Eurocurrency Reserves Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board of Governors) maintained by a member bank of such system.

                 "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be the offered rate for deposits in Dollars with a term comparable to such Interest Period that appears on the applicable Telerate Page at approximately 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period; provided, however, that if at any time for any reason such offered rate does not appear on the applicable Telerate Page, "Eurodollar Base Rate" shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent, or, in the absence of such availability, by the rate per annum equal to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

                 "Eurodollar Borrowing": a Borrowing comprised of Eurodollar Loans.

                 "Eurodollar Loan": a Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Section 2.

                 "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 "Event of Default": any of the events specified in Section 7, provided that all requirements for the giving of notice, the lapse of time, or both, and any other conditions, have been satisfied.

                 "Exchange Act": the Securities Exchange Act of 1934, as amended.

                 "Exchange Note": each note issued under the Indenture delivered pursuant to Section 2.3 and 5.10; collectively, the "Exchange Notes".

                 "Exchange Request":  as defined in Section 5.10(b).

                 "Existing Credit Agreement": that certain Credit Agreement, dated as of November 27, 1996, as amended, among the Borrower, Comerica Bank, as administrative agent, and others.

                 "FDIC": the Federal Deposit Insurance Corporation and any Governmental Authority which succeeds to the powers and functions thereof.

                 "Final Maturity Date":  the tenth anniversary of the Closing
         Date.

                 "Foreign Subsidiary": any Restricted Subsidiary of the Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

                 "GAAP": generally accepted accounting principles in the United States of America in effect on the date of this Agreement, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such entity as are approved by a significant segment of the accounting profession.

                 "Governmental Authority": any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Guarantee": any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other nonfinancial obligation of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or such other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a correlative meaning.

                 "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                 "Guarantor Senior Indebtedness" means, with respect to a Subsidiary Guarantor, the following obligations, whether outstanding on the Closing Date or thereafter issued, without duplication: (i) any Guarantee of the Senior Credit Facility by such Subsidiary Guarantor and all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Borrower or Guarantor Indebtedness for any other Subsidiary Guarantor; and (ii) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filling of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether post filing interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, all other Indebtedness of the Subsidiary Guarantor, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of payment to the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee; provided, however, that Guarantor Senior Indebtedness will not include (1) any obligations of such Subsidiary Guarantor to another Subsidiary Guarantor or any other Affiliate of the Subsidiary Guarantor or any such Affiliate's Subsidiaries, (2) any liability for Federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) or other current liabilities (other than current liabilities which constitute Bank Indebtedness or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (3), (4) any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Subsidiary Guarantor (5) Indebtedness which is represented by redeemable Capital Stock or (6) that portion of any Indebtedness that is incurred in violation of this Agreement. If any Designated Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of

         Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Designated Senior Indebtedness nevertheless will constitute Senior Indebtedness.

                 "Guarantor Senior Subordinated Indebtedness" means with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and any other Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter incurred) that specifically provides that such Indebtedness is to rank pari passu in right of payment with the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

                 "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

                 "Hedging Obligations": of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

                 "Holder" or "Noteholder": the Person in whose name a Loan (and any corresponding Note(s)) is registered.

                 "Incur": issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

                 "Indebtedness": with respect to any Person on any date of determination (without duplication):

  (i) the principal of Indebtedness of such Person for borrowed money, (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all reimbursement obligations of such Person, including reimbursement obligations in respect of letters of credit or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations and Attributable Debt of such Person, (vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or (if such Person is a Subsidiary of the Borrower) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if such Capital Stock has no fixed price, to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors of the issuer of such Capital Stock), (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person, and (ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

                          The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, or otherwise in accordance with GAAP.

                 "Indenture": the Indenture, substantially in the form of Exhibit B hereto (with such changes therein as the Borrower may request and Administrative Agent may approve, such approval not to be unreasonably withheld), if and when executed and delivered by the Borrower and a trustee thereunder, as amended, waived, supplemented or otherwise modified from time to time.

                 "Initial Loan":  as defined in Section 2.1(a).

                 "Initial Maturity Date": the first anniversary of the Closing Date.

                 "Initial Note": as defined in Section 10.6(f).

                 "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                 "Insolvent":  pertaining to a condition of Insolvency.

                 "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

                 "Interest Payment Date": with respect to any Loan, the last day of the Interest Period applicable to the Loan, and in addition, the date of any prepayment of such Loan.

                 "Interest Period":  (i) prior to the Initial Maturity Date,
         (a) as to any Eurodollar Borrowing, the periods commencing on the date of such Eurodollar Borrowing and ending on the earlier of (A) the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one month thereafter and (B) the Initial Maturity Date, and (b) as to any ABR Borrowing, the period commencing on the date of such ABR Borrowing and ending on the earlier of (A) the last day of each consecutive calendar month following the Closing Date, (B) the Initial Maturity Date, and (C) the date of any conversion thereof to a Eurodollar Borrowing and (ii) following the Initial Maturity Date, the period commencing on the Initial Maturity Date and ending on the last day of each consecutive fiscal quarter of the Borrower following the Initial Maturity Date, and the period ending on the Final Maturity Date; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

                 "Interest Rate Agreement": with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is party or a beneficiary; provided, however, any such agreement entered into in connection with the Loans shall not be included.

                 "Investment": in any Person by any other Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, the Borrower no longer owns, directly or indirectly, 100% of the outstanding Capital Stock of such Restricted Subsidiary, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

                 "Lenders":  as defined in the preamble to this Agreement.

                 "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

                 "Loans":  as defined in Section 2.1.

                 "Loan Documents": this Agreement, the Warrant Agreement, the Warrant Escrow Agreement, the Loan Notes, and the Subsidiary Guarantees.

                 "Loan Notes": the collective reference to the Term Notes and the Initial Notes.

                 "Loan Participants":  as defined in Section 10.6(b).

                 "Loan Parties": the collective reference to the Borrower and each of its Subsidiaries which from time to time is a party to any Loan Document.

                 "Material Adverse Effect": a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or
         (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

                 "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                 "Moody's": Moody's Investors Service, Inc., and its successors.

                 "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                 "Net Available Cash": from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred (including, without limitation, fees and expenses of legal counsel, accountants and financial advisors), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or to any other Person (other than the Borrower or any Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition.

                 "Net Cash Proceeds": with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

                 "Non-Excluded Taxes":  as defined in Section 2.10(a).

                 "Non-Recourse Debt": Indebtedness (i) as to which neither the Borrower nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

                 "Notes": the Loan Notes and the Exchange Notes, as originally executed or as subsequently amended from time to time pursuant to the applicable provisions hereof.

                 "Officer" means the Chief Executive Officer, President, Chief Financial Officer, any Vice President, Controller, Secretary or Treasurer of the Borrower.

                 "Officer's Certificate" means a certificate signed by one Officer.

                 "Original Initial Note": as defined in Section 10.6(f).

                 "Original Term Note":  as defined in Section 10.6(g).

                 "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                 "Payment Blockage Period":  as defined in Section 8.3.

                 "Payment Sharing Notice": a written notice from the Borrower or any Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to allocate payments thereafter received from or on behalf of the Borrower in accordance with the provisions of Section 2.8.

                 "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

                 "Permitted Holders": the collective reference to (i) the Sponsor, (ii) the Talley Persons and (iii) the Speese Persons.

                 "Permitted Investment": an Investment by the Borrower or any Restricted Subsidiary in (i) a Restricted Subsidiary, the Borrower or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; (iii) Cash Equivalents and Temporary Cash Investments; (iv) receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances; (v) securities or other Investments received as consideration in connection with RTO Facility Swaps or in sales or other dispositions of property or assets made in compliance with Section 6.4, (vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person; (vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date; (viii) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which obligations are Incurred in compliance with Section 6.1; and
         (ix) pledges or deposits (A) with respect to leases or utilities provided to third parties in the ordinary course of business or (B) otherwise described in the definition of "Permitted Liens".

                 "Permitted Liens":

                          (i) Liens for taxes, assessments or other
                 governmental charges not yet delinquent or the nonpayment of which in the aggregate would not be reasonably expected to have a Material Adverse Effect, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP;

                          (ii) carriers', warehousemen's, mechanics',
                 landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

                           (iii) pledges, deposits or Liens in connection with
                 workers' compensation, unemployment insurance and other social security legislation and/or similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

                           (iv) pledges, deposits or Liens to secure the
                 performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for or under or in respect of utilities, leases, licenses, statutory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                          (v) easements (including reciprocal easement
                 agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

                          (vi) Liens existing on, or provided for under written
                 arrangements existing on, the Closing Date, or (in the case of any such Liens securing Indebtedness of the

                 Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

                          (vii) Liens securing Hedging Obligations incurred in
                 compliance with Section 6.1;

                          (viii) Liens arising out of judgments, decrees,
                 orders or awards in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or the period within which such appeal or proceedings may be initiated shall not have expired;

                          (ix) Liens securing (A) Indebtedness incurred in
                 compliance with clause (i), (ii) or (v) of Section 6.1(b) or clause (iv) of Section 6.1(b) (other than Refinancing Indebtedness Incurred in respect of Indebtedness permitted by
                 Section 6.1(a) thereof) or (B) Bank Indebtedness;

                          (x) Liens on properties or assets of the Borrower
                 securing Senior Indebtedness;

                          (xi) Liens existing on property or assets of a Person
                 at the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Restricted Subsidiary acquires such property or assets); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

                          (xii) Liens on Capital Stock of an Unrestricted
                 Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

                          (xiii) Liens securing the Loans; and

                          (xiv) Liens securing Refinancing Indebtedness
                 Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate.

                 "Person": an individual, partnership, corporation, limited liability company, association, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                 "PIK Interest Amount": the aggregate amount equal to the amount of interest borne by an Initial Loan or a Term Loan in excess of 15% per annum.

                 "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                 "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

                 "Projections": as defined in Section 5.2(c).

                 "Properties":  as defined in Section 3.17(a).

                 "Purchase Money Obligations": any Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or capital improvement of any property or business (including Indebtedness incurred within 90 days following such acquisition or construction), including Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed by the Borrower or a Restricted Subsidiary in connection with the acquisition of assets from such Person; provided, however, that any Lien on such Indebtedness shall not extend to any property other than the property so acquired or constructed.

                 "Refinancing Indebtedness": Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the Closing Date or Incurred in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and
         (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Borrower or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

                 "Register":  as defined in Section 10.6(d).

                 "Regulation U": Regulation U of the Board of Governors as in effect from time to time.

                 "Regulation X": Regulation X of the Board of Governors as in effect from time to time.

                 "Related Business": any business which is the same as or related, ancillary or complementary to any of the businesses in which the Borrower or any of its Restricted Subsidiaries is primarily engaged on the Closing Date.

                 "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
         Section 4241 of ERISA.

                 "Reportable Event": any of the events set forth in Section 4043(b) of ERISA and the regulations thereunder, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg.
         Section  4043.

                 "Representative": the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

                 "Required Lenders": at any time, Lenders holding more than 50% in principal amount of outstanding Loans (or, prior to the Closing Date, more than 50% of the Commitments).

                 "Requirement of Law": as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any treaty, statute, rule, regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                 "Responsible Officer": the chief executive officer, the president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or president of the Borrower.

                 "Restricted Payments":  as defined in Section 6.2(a).

                 "Restricted Subsidiary": any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

                 "RTO Facility": any facility through which the Borrower or any of its Subsidiaries conducts the business of renting merchandise to its customers and any facility through which a franchise of the Borrower or any of its Subsidiaries conducts the business of renting merchandise to customers.

                 "RTO Facility Swap": an exchange of assets (including Capital Stock of a Subsidiary or the Borrower) of substantially equivalent fair market value, as conclusively determined in good faith by the Board of Directors, by the Borrower or a Restricted Subsidiary for one or more RTO Facilities or for cash, Capital Stock, Indebtedness or other securities of any Person owning or operating one or more RTO Facilities and primarily engaged in a Related Business; provided, however, that any Net Cash Proceeds received by the Borrower or any Restricted

         Subsidiary in connection with any such transaction must be applied in accordance with the covenant in Section 6.4.

                 "Sale/Leaseback Transaction": an arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than leases (x) between the Borrower and a Restricted Subsidiary or (y) required to be classified and accounted for as capitalized leases for financial reporting purposes in accordance with GAAP.

                 "SEC": the Securities and Exchange Commission or any Governmental Authority which succeeds to the powers and functions thereof.

                 "Securities": any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                 "Securities Act": the Securities Act of 1933, as amended from time to time.

                 "Seller":  Thorn International BV.

                 "Senior Credit Agreement": (i) the Credit Agreement to be entered into among the Borrower, Comerica Bank, as documentation agent, NationsBank, N.A., as syndication agent, The Chase Manhattan Bank, as Administrative Agent, and the Lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time and any guarantees issued thereunder and
         (ii) any renewal, extension, refunding, restructuring, replacement, or refinancing thereof (whether with the original administrative agent or other agents and Lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Credit Agreement or any other agreement or indenture), provided that any such renewal, extension, refunding, restructuring, replacement, or refinancing shall be on terms that permit the Borrower to apply the proceeds of any issuance of Specified Subordinated Indebtedness or issuance of Capital Stock to prepay the Loans and the Exchange Notes.

                 "Senior Credit Documents": the Loan Documents (as defined in the Senior Credit Agreement).

                 "Senior Credit Facility": the collective reference to the Senior Credit Agreement, the Senior Credit Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or otherwise) (any such refunding, refinancing, restructuring, replacement, renewal, repayment or increase, a "Refinancing").
         Without limiting the generality of the foregoing, the term "Senior Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof. Notwithstanding the foregoing, "Senior Credit Facility" shall not include any Refinancing or other modification of the Senior Credit Agreement unless such Refinancing or other modification shall be on terms that permit the Borrower to apply the proceeds of any issuance of Specified Subordinated Indebtedness or issuance of Capital Stock to prepay the Loans and the Exchange Notes.

                 "Senior Indebtedness": whether outstanding on the Closing Date or thereafter issued, without duplication, (i) all obligations consisting of Bank Indebtedness; and (ii) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower regardless of whether postfiling interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, all other Indebtedness of the Borrower, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of payment to the Loans; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Borrower to any Subsidiary or any other Affiliate of the Borrower, or any such Affiliate's Subsidiaries, (2) any liability for Federal, state, foreign, local or other taxes owed or owing by the Borrower,
         (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) or other current liabilities (other than current liabilities which constitute Bank Indebtedness or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause
         (3)), (4) any Indebtedness, Guarantee or obligations of the Borrower that is expressly subordinate or junior to any other Indebtedness, Guarantee or obligation of the Borrower, (5) Indebtedness which is represented by Capital Stock or (6) that portion of any Indebtedness that is incurred in violation of this Agreement. If any Designated Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Designated Senior Indebtedness nevertheless will constitute Senior Indebtedness.

                 "Senior Subordinated Indebtedness": the Loans, the Exchange Notes, and any other Indebtedness of the Borrower that (i) specifically provides that such Indebtedness is to rank pari passu with the Loans in right of payment or is otherwise entitled Senior Subordinated Indebtedness and (ii) is not subordinated by its terms in right of payment by its terms to any Indebtedness or other obligation of the Borrower which is not Senior Indebtedness.

                 "Senior Subordinated Note Indenture": the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time.

                 "Senior Subordinated Notes": the subordinated notes of the Borrower issued pursuant to the Senior Subordinated Note Indenture.

                 "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                 "Solvent" and "Solvency": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                 "Specified Subordinated Indebtedness": Indebtedness of the Borrower that is subordinated to the Borrower's obligations under the Senior Credit Facility.

                 "Speese Persons": the collective reference to Mark E. Speese, any person having a relationship with Mark E. Speese by blood, marriage or adoption not more remote than first cousin and any trust established for the benefit of any such person.

                 "Sponsor": Apollo Management IV, L.P., Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and their Control Investment Affiliates.

                 "S&P": Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

                 "Stated Maturity": with respect to any Security, the date specified in such Security as the fixed date on which the payment of principal of such Security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

                 "Subordinated Obligation": any Indebtedness of the Borrower (whether outstanding on the date of this Agreement or thereafter Incurred) which is subordinate or junior in right of payment to the Loans pursuant to a written agreement.

                 "Subsequent Initial Note":  as defined in Section 10.6(f).

                 "Subsequent Term Note":  as defined in Section 10.6(g).

                 "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                 "Subsidiary Guarantee" means the Guarantee of the Loans and Notes by a Subsidiary Guarantor substantially in the form of Exhibit A hereto.

                 "Subsidiary Guarantor" means any Restricted Subsidiary which guarantees the Bank Indebtedness after the Closing Date.

                 "Successor Company":  as defined in Section 6.8.

                 "Take-Out Banks": one or more investment banks which may be engaged by the Borrower to publicly sell or privately place the Take-Out Debt in accordance with Section 5.10.

                 "Take-Out Debt": unsecured notes or debentures of the Borrower, subordinated to the prior payment of the Bank Indebtedness that may be issued by the Borrower after the Closing Date to refinance the Loans or Exchange Notes.

                 "Talley Persons": the collective reference to J. Ernest Talley, any person having a relationship with J. Ernest Talley by blood, marriage or adoption not more remote than first cousin (other than his children) and any trust established for the benefit of any person having a relationship with J. Ernest Talley by blood, marriage or adoption not more remote than first cousin.

                  "Telerate Page" means the display designated as Page 3750 on the Dow Jones Markets screen (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

                 "Temporary Cash Investments" means any of the following:   (i)
         any investment in direct obligations (x) of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof or (y) of any foreign country recognized by the United States of America rated at least "A" by S&P or "A1" by Moody's, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" by S&P or "A-1" by Moody's,
         (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's,
         (vi) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof), or investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any short-term successor rule) of the SEC, under the Investment Company Act of 1940, as amended, and (vii) similar short-term investments approved by the Board of Directors in the ordinary course of business.

                 "Term Note":  as defined in Section 10.6(g).

                 "Term Loan":  as defined in Section 2.1(b).

                 "Trade Payables": with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

                 "Transaction Documents": the collective reference to the Loan Documents, the Senior Credit Documents, the Indenture and the Exchange Notes.

                 "Transactions": the collective reference to the Acquisition, the initial borrowings under this Agreement and the Senior Credit Facility, and all other transactions relating to the Acquisition or the financing thereof.

                 "Transferee":  as defined in Section 10.6(f).

                 "Trustee":  as defined in Section 2.5(d).

                 "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or Borrowing is determined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

                 "Unrestricted Subsidiary": (i) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and
         (ii) any Subsidiary of an Unrestricted Subsidiary. At any time after the Initial Maturity Date, the Board of Directors may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under Section 6.2.

                 The Board of Directors of the Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under paragraph (3) of Section 6.2(b). All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of the fair market value or the book value of such Subsidiary at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

                   The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Borrower could Incur at least $1.00 of additional Indebtedness under Section
         6.1 and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Borrower's Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

                 "Voting Stock": of an entity, all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

                 "Warrants": the warrants of the Borrower as described in the Warrant Agreement.

                 "Warrant Agreement": the Warrant Agreement, substantially in the form of Exhibit C, to be executed and delivered by the Borrower.

                 "Warrant Escrow Agreement": the warrant escrow agreement dated as of the date hereof between the Borrower and The Chase Manhattan Bank, as escrow agent with respect to the Warrants.

                 "Wholly Owned Subsidiary": a Restricted Subsidiary of the Borrower all the Capital Stock of which (other than directors' qualifying shares) is owned by the Borrower or another Wholly Owned Subsidiary.

                 1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

                 (a) As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in
Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                 (b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule, Annex and Exhibit references are to this Agreement unless otherwise specified.

                 (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                      SECTION 2.  AMOUNT AND TERMS OF LOANS

                 2.1 Loans. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make a loan (individually, an "Initial Loan", and collectively, the "Initial Loans") to the Borrower on the Closing Date, in an aggregate principal amount equal to such Lender's Commitment. Any Commitments not drawn on the Closing Date automatically shall terminate. The Initial Loans shall initially be ABR Loans, and may be converted into Eurodollar Loans upon three Business Days' notice to the Administrative Agent.

                 (b) Subject to the terms and conditions hereof, each Lender severally agrees, if the Initial Loans have not been repaid or exchanged for Exchange Notes on the Initial Maturity Date, to convert the then outstanding principal amount of its Initial Loans into a loan (individually, a "Term Loan", and collectively, the "Term Loans"; the Initial Loans and the Term Loans, collectively, the "Loans") to the Borrower, on the Initial Maturity Date, in an aggregate principal amount equal to the then outstanding principal amount of the Initial Loans held by such Lender. Upon the making by such Lender of such Term Loan, each Lender shall cancel on its records a principal amount of the Initial Loans held by such Lender corresponding to the principal amount of Term Loans made by such Lender, which corresponding principal amount of the Initial Loans shall be satisfied by the conversion thereof into Term Loans in accordance with Section 2.2(b).

                 (c) Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time in the event that the Administrative Agent gives notice as provided in Section 2.6(c). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

                 (d) The failure of any Lender to make the Initial Loan to be made by it shall not relieve any other Lender of its obligation, if any, to make its Initial Loan hereunder, but no Lender shall be responsible for the failure of any other Lender to make the Initial Loan to be made by such other Lender hereunder.

                 2.2 Procedure for Borrowing and Conversion. (a) Unless otherwise agreed by the Administrative Agent, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, two Business Days prior to the anticipated Closing Date) requesting that the Lenders make the Initial Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at its office specified in Section 10.2 an amount in immediately available funds equal to the Initial Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

                 (b) If the Borrower has not repaid the Initial Loans in full on or prior to the Initial Maturity Date, then, subject to the right of any Lender to exchange its Initial Loans for Exchange Notes on the Initial Maturity Date pursuant to Section 2.3(c), each Lender shall convert the then outstanding principal amount of the Initial Notes into Term Loans under this
Section 2.2.

                 2.3 Maturity and Exchange Notes. (a) All the Initial Loans will mature on the Initial Maturity Date.

                 (b)      All the Term Loans will mature on the Final Maturity
Date.

                 (c) Each Lender will have the option on or after the Initial Maturity Date at any time or from time to time to receive Exchange Notes in exchange for the Term Notes or, on the Initial Maturity Date, the Initial Loans, of such Lender then outstanding in accordance with Section 5.10 of this Agreement. The principal amount of the Exchange Notes will equal 100.0% of the aggregate principal amount (including any accrued and unpaid interest not required to be paid in cash) of the Loans for which they are exchanged. If a Default (but not an Event of Default) shall have occurred and be continuing on the date of such exchange, any notices given or cure periods commenced while the Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Note (with the same effect as if the Exchange Note had been outstanding as of the actual dates thereof).

                 2.4 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then due and unpaid principal amount of each Loan in accordance with the terms hereof and of the Loan Notes. The Borrower hereby further agrees to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.6.

                 2.5 Optional and Mandatory Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least ten Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided, that if a Loan is prepaid on any day earlier than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.11, and provided, further, that on or after the Initial Maturity Date, any prepayment shall be applied pro rata among the Loans and Exchange Notes as provided in Section 2.5(d) below. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of the Loans and the Exchange Notes shall be in an aggregate principal amount equal to the lesser of (A) $1,000,000, or a whole multiple thereof, and (B) the aggregate unpaid principal amount of the Loans and Exchange Notes, as the case may be. Prepayments of the Loans and Exchange Notes pursuant to this Section 2.5(a) shall be applied to the outstanding principal amounts of the Loans and Exchange Notes ratably according to the outstanding principal amounts of such Loans and Exchange Notes as provided in Section 2.5(d) below.

                 (b) (i) If, subsequent to the Closing Date, the Borrower or any of its Subsidiaries shall issue any Indebtedness (other than, subject to Section 5.11, the Take-Out Debt) or Capital Stock, an amount equal to 100% of the Net Cash Proceeds thereof shall be promptly applied toward the prepayment of the Loans and the Exchange Notes as provided in Section 2.5(d) below; provided, however, that such Net Cash Proceeds need not be applied to the prepayment of the Loans and the Exchange Notes to the extent that such Net Cash Proceeds are applied pursuant to the Senior Credit Agreement.

                         (ii)  If, subsequent to the Closing Date, the Borrower
or any of its Subsidiaries shall be required to apply any Net Available Cash pursuant to Section 6.4(a)(iii)(B), an amount equal to the Net Available Cash to be applied pursuant thereto shall be promptly applied toward the prepayment of the Loans and the Exchange Notes as provided in Section 2.5(d) below.

                        (iii) The Borrower shall give the Administrative Agent (which shall promptly notify each Lender) at least three Business Days' prior written notice of each prepayment in whole or in part pursuant to this Agreement setting forth the date and amount thereof.

                 (c) Accrued and unpaid interest on the amount of any principal of the Loans prepaid under this Section 2.5 shall be paid to and on the date of such prepayment.

                 (d) As promptly as practicable after the Administrative Agent receives notice of a prepayment pursuant to Section 2.5(b)(iii), the Administrative Agent, in cooperation with any trustee under the Indenture (the "Trustee"), shall give notice to each holder of an Exchange Note of the pro rata amount that would be payable to such holder in respect of such holder's Exchange Note and the expected date of such prepayment. Any holder of noncallable Exchange Notes that wishes to accept such prepayment (each, an "Accepting Holder") shall promptly notify the Trustee and the Administrative Agent in writing. Payments and offers to prepay the Loans and Exchange Notes shall be made ratably among the Loans and Exchange Notes. After the Administrative Agent receives the prepayment amount, such prepayment amount shall be distributed by the Administrative Agent, in cooperation with the Trustee, subject to Section 2.8(b), in the following order, with appropriate adjustments being made to account for the receipt by the Trustee of any prepayment in respect of the Exchange Notes: First, to the payment of all amounts described in clauses "First" and "Second" of Section 2.8(b)(i); Second, to the payment of interest then due and payable on the Loans, Exchange Notes of Accepting Holders and callable Exchange Notes, ratably among the Lenders, the Accepting Holders and Holders of callable Exchange Notes in accordance with the aggregate amount of interest owed to each such Lender, Accepting Holder and Holder; and Third, to the payment of the principal amount of the Loans, the Exchange Notes of Accepting Holders and the callable Exchange Notes that is then due and payable, ratably among the Lenders, the Accepting Holders and Holders of callable Exchange Notes in accordance with the aggregate principal amount owed to each such Lender, Accepting Holder and Holder. Amounts offered to and rejected by any Exchange Note holder shall be ratably applied to prepay the Loans, the Exchange Notes held by Accepting Holders and callable Exchange Notes. Any offers to prepay non-callable Exchange Notes shall be made in accordance with the provisions relating thereto in the Indenture, and with applicable law, and the distribution of the relevant prepayment amount hereunder shall be made promptly after the expiration of such offer.

                 2.6 Interest Rates and Payment Dates. (a) Subject to the provisions of Section 2.6(c), Initial Loans comprising each Eurodollar Borrowing shall bear interest for the period from and including the date such Borrowings are made to, but excluding, the Initial Maturity Date on the unpaid principal thereof at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin; provided that, in the event of conditions described in clause (c) below, affected Initial Loans shall accrue interest from and including the date of such event to, but excluding, the Initial Maturity Date on the unpaid principal thereof at a rate per annum equal to the Alternate Base Rate from time to time in effect plus the Applicable Margin, less 1%. Initial Loans comprising ABR Borrowing shall bear interest for the period from and including the date such Borrowings are made to, but excluding, the Initial Maturity Date on the unpaid principal thereof at a rate per annum equal to the Alternate Base Rate from time to time in effect plus the Applicable Margin, less 1%.

                 (b) Term Loans shall bear interest for the period from and including the Initial Maturity Date to, but excluding, the Final Maturity Date or date of exchange for an Exchange Note on the unpaid principal thereof at a rate per annum equal to the Adjusted Rate plus the Adjusted Margin.

                 (c) In the event, and on each occasion, that on the day prior to the first day of any Interest Period for a Eurodollar Borrowing:

                 (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, or

                 (ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, each Borrowing shall, on the last day of the current Interest Periods therefor shall be converted to an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

                 (d)      Notwithstanding the foregoing clauses (a), (b), and
(c), the interest rate borne by the Loans shall not exceed 18% per annum. To the extent the interest on any Loan exceeds a rate of 15% per annum, the Borrower may elect to pay such excess interest (or portion thereof) by paying the appropriate PIK Interest Amount through the increase in the principal amount of the applicable Loans. If requested by any Lender, the Borrower shall issue Subsequent Initial Notes or Subsequent Term Notes, as the case may be, in an aggregate principal amount equal to all or a portion of such excess interest to be paid.

                 (e) If all or a portion of (i) the principal amount of any of the Loans, (ii) any interest payable thereon, or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise, but taking into account any applicable grace period under Section 7(a)), such Loan and any such overdue amount shall, without limiting the rights of the Lenders under Section 7, bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of overdue interest, commitment fees or other amounts due and payable hereunder, the applicable rate hereunder for any Loan (but without giving effect to the foregoing clause (x)) plus 2%.

                 (f) Interest shall be payable in arrears on each Interest Payment Date and upon the maturity date of the Loan in respect of which any such interest is accruing, provided that interest accruing pursuant to Section 2.6(e) shall be payable from time to time on demand.

                 2.7 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Adjusted LIBO Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

                 (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.6(a).

                 2.8 Pro Rata Treatment and Payments. (a) Except to the extent otherwise provided herein, each borrowing of Loans by the Borrower from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the relevant Commitment Percentages of the Lenders with respect to the Loans borrowed or the Commitments to be reduced.

                 (b) Whenever any payment received by the Administrative Agent under this Agreement or any Note or any Loan Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement:

                    (i) if the Administrative Agent has not received a Payment Sharing Notice (or, if the Administrative Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived in accordance with the provisions of this Agreement), subject to Section 8, such payment shall be distributed by the Administrative Agent, in cooperation with the Trustee, and applied by the Administrative Agent and the Lenders in the following order, with appropriate adjustment being made to account for any payment received by the Trustee in respect of the Exchange Notes: First, to the payment of reasonable fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement or any Note Guarantee or due and payable to the Trustee under the Indenture; Second, to the payment of all reasonable expenses due and payable under Section 10.5 and any equivalent section of the Indenture, ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate amount of such payments owed to each such Lender or Holder; Third, to the payment of accrued and unpaid interest then due and payable on the Loans and the Exchange Notes ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate amount of interest owed to each Lender and Exchange Note Holder; and Fourth, to the payment of the principal amount of the Loans and the Exchange Notes that is then due and payable, ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate principal amount owed to each such Lender and Exchange Note Holder (and in the case of any Exchange Notes that are not prepayable, subject to the provisions of Section 2.5(d)); or

                    (ii) if the Administrative Agent has received a Payment Sharing Notice that remains in effect, subject to Section 8, all payments received by the Administrative Agent under this Agreement or any Note shall be distributed by the Administrative Agent and applied by the Administrative Agent, in cooperation with the Trustee, and the Lenders in the following order, with appropriate adjustment being made to account for any payment received by the Trustee in respect of the Exchange Notes: First, to the payment of all amounts described in clauses "First" and "Second" of the foregoing clause (i), in the order set forth therein; Second, to the payment of the interest accrued and unpaid on all Loans and Exchange Notes, regardless of whether any such amount is then due and payable, ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Lender and the Exchange Note Holders; and Third, to the payment of the principal amount of all Loans and Exchange Notes, regardless of whether any such amount is then due and payable, ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate principal amount owed to each Lender and Exchange Note Holder (and in the case of any Exchange Notes that are not prepayable, subject to the provisions of Section 2.5(d)).

                 (c) All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders at the Administrative Agent's office located at 270 Park Avenue, New York, New York 10017, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

                 (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.8(d) shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

                 2.9 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                      (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes covered by Section 2.10 and changes in the rate of tax on the overall net income of such Lender);

                      (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                    (iii)   shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts Incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.9, it shall promptly notify (no more frequently than quarterly) the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

                 (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which may be submitted no more frequently than quarterly), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts Incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

                 (c) In determining any additional amounts payable pursuant to this Section 2.9, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender's determination of compensation owing under this Section 2.9 shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.9, shall give prompt written notice of such determination to the Borrower, which notice shall show the basis for calculation of such additional amounts. The obligations of the Borrower pursuant to this Section 2.9 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                 2.10 Taxes. (a) Subject to the last proviso of this paragraph (a), all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

                 (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                 (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

                 (d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the

United States of America (or any state thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit H and a Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the request of the Borrower as a result of the obsolescence, inaccuracy or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer qualified to provide or capable of providing any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

                 (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

                 (f) If any Lender receives a refund of any Non-Excluded Taxes or Other Taxes paid or indemnified by the Borrower under this Section 2.10, such Lender shall pay the amount of such refund to the Borrower within 15 days of the date it received such refund.

                 (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                 2.11 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                 2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.9 or 2.10(a) with respect to such Lender, it will use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.12 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to
Section 2.9 or 2.10(a).

                 2.13 Replacement Lenders. The Borrower shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to Section 2.9 or 2.10 or (b) defaults in its obligation to make loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement,
(iii) prior to any such replacement, such Lender shall not have eliminated the continued need for payment of amounts owing pursuant to Section 2.9 or 2.10,
(iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under
Section 2.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto,
(vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.9 or 2.10, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.


                   SECTION 3.  REPRESENTATIONS AND WARRANTIES

                 To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender as of the Closing Date that:

                 3.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet and statement of operations of the Borrower and its consolidated Subsidiaries as at, or for the period of four consecutive fiscal quarters ended, March 31, 1998 (the "Pro Forma Financial Statements"), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such period, as the case may be) to (i) the consummation of the Acquisition,
(ii) the Loans to be made, the loans under the Senior Credit

Agreement to be made and the Preferred Stock to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at, or for the period of four consecutive fiscal quarters ended, March 31, 1998, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of such period, as the case may be.

                 (b) The audited consolidated balance sheets of the Borrower as at December 31, 1995, December 31, 1996 and December 31, 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Grant Thornton LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower as at March 31, 1998, and the related unaudited consolidated statements of operations, stockholder's equity and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 1997 to and including the date hereof there has been no Disposition by the Borrower or any of its Subsidiaries of any material part of its business or property.

                 (c) The Borrower has provided to the Lenders the audited consolidated balance sheets of the Acquired Company as at March 31, 1996, March 31, 1997 and March 31, 1998, and the related consolidated statements of operations, stockholder's equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP (the "Audited Acquired Company Financials"), as adjusted in certain respects by the Borrower in order to achieve consistency with the Borrower's customary presentation of financial information. Such adjustments do not unfairly present the consolidated financial condition of the Acquired Company as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended, in each case as reflected in the Audited Acquired Company Financials.

                 3.2 No Change. Since March 31, 1998 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

                 3.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 3.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                 3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

                 3.6 Litigation. Except as set forth on Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

                 3.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                 3.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 6.5.

                 3.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

                 3.10 Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority to the extent due and payable (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no material tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

                 3.11 Federal Regulations. No part of the proceeds of any Loans will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

                 3.12 Labor Matters. Except as set forth on Schedule 3.6 and as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

                 3.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien against the Borrower or any Commonly Controlled Entity and in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

                 3.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

                 3.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

                 3.16 Use of Proceeds. The proceeds of the Loans shall be used to finance a portion of the Acquisition, to repay certain existing Indebtedness of the Borrower and its Subsidiaries and to pay related fees and expenses.

                 3.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

                 (a) the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

                 (b) neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business"), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

                 (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

                 (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

                 (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

                 (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

                 (g) neither the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

                 3.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties made by the Borrower and, to the Borrower's knowledge, made by the Seller and Thorn plc, in the Acquisition Documentation are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

                 3.19 Solvency. Each Loan Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

                 3.20 Year 2000 Matters. Any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by the Borrower or any of its Subsidiaries or used or relied upon in the conduct of their business (including any such systems and other equipment supplied by others), and the testing of all such systems and other equipment as so reprogrammed, will be completed by June 30, 1999. The costs to the Borrower and its Subsidiaries that have not been incurred as of the date hereof for such reprogramming and testing and for the other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 could not reasonably be expected to result in a Default or Event of Default or to have a Material Adverse Effect. Except for any reprogramming referred to above, the computer systems of the Borrower and its

Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient for the conduct of their business as currently conducted.


                        SECTION 4.  CONDITIONS PRECEDENT

                 The agreement of each Lender to make the Initial Loan requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

                 (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower with a counterpart for each Lender,
         (ii) for the account of each Lender requesting the same, a Loan Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower (iii) the Warrant Agreement (including the registration rights agreement attached thereto) and the Warrant Escrow Agreement, each executed and delivered by a duly authorized officer of the Borrower and the Borrower shall have executed and placed in escrow under the Warrant Escrow Agreement Warrants representing 2% of the Borrower's outstanding common equity on a fully diluted basis and (iv) the Subsidiary Guarantees, each executed and delivered by a duly authorized officer of the respective Subsidiary Guarantors.

                 (b) Senior Credit Agreement. The Lenders shall have received a complete and correct copy of the Senior Credit Agreement, in form and substance satisfactory to the Lenders, and such agreement shall be in full force and effect and none of the provisions thereof shall have been amended, waived, supplemented, or otherwise modified without the prior written consent of the Administrative Agent.

                 (c) Financings. All conditions precedent for the funding of the Senior Credit Agreement shall have been satisfied or waived contemporaneously with the satisfaction of the conditions hereunder and such funding shall occur contemporaneously with the funding of the Initial Loans, in each case on terms and conditions satisfactory to the Administrative Agent, and none of the material terms and conditions of the Transaction Documents shall have been waived without the consent of the Administrative Agent.

                 (d) Acquisition, etc. The following transactions shall have been consummated prior to or concurrently with the funding of the initial Loans hereunder:

                          (i) the Borrower shall have acquired 100% of the outstanding Capital Stock of the Acquired Company in accordance with the terms and conditions of the Acquisition Agreement (the "Acquisition") for a purchase price (including approximately $27,000,000 of change of control bonuses paid on the Closing Date on behalf of Thorn plc) not exceeding $900,000,000;

                          (ii) the Borrower shall have received at least $235,000,000 in gross cash proceeds from the issuance of preferred stock (the "Apollo Preferred Stock") to the Sponsor;

                          (iii) the transaction fees and expenses to be incurred in connection with the Acquisition and the financing thereof shall not exceed $40,000,000; and

                          (iv) (i) the Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement shall have been terminated and all amounts thereunder shall have been paid in full and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

                 (e) Pro Forma Financial Statements; Financial Statements. The Lenders shall have received (i) the Pro Forma Financial Statements and (ii) the consolidated financial statements of the Borrower and the Acquired Company referred to in Sections 3.1(b) and 3.1(c).

                 (f) Approvals. All governmental and material third party approvals necessary in connection with the Acquisition, the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Acquisition or the financing contemplated hereby.

                 (g) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments.

                 (h) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

                          (i) the legal opinion of Winstead Sechrest & Minick P.C., counsel to the Borrower and its Subsidiaries;

                          (ii) the legal opinion of Arnold & Porter, New York counsel to the Borrower and its Subsidiaries;

                          (iii) the legal opinion of Stinson, Mag & Fizzell, P.C., Kansas counsel of the Borrower and its Subsidiaries; and

                          (iv) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Acquisition Agreement, accompanied by a reliance letter in favor of the Lenders.

         Each such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

                 (i) Solvency Opinion. The Administrative Agent shall have received a solvency opinion from Valuation Research Corporation.

                 (j) Take-Out Debt. The Borrower shall have delivered to the Administrative Agent a substantially complete initial draft of a registration statement or a Rule 144A offering memorandum relating to the Take-Out Debt (including audited financial statements or draft audited financial statements for the three preceding years, pro forma financial information and such other financial information as may be required by applicable law).

                 (k) Representations and Warranties. Each of the representations and warranties made in or pursuant to Section 3 or that are contained in any other Loan Document shall be true and correct in all material respects on and as of the date of such Loan as if made on and as of such date (unless stated to related to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

                 (l) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Initial Loans to be made on the Closing Date.


                       SECTION 5.  AFFIRMATIVE COVENANTS

                 The Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan or Loan Note remains outstanding and unpaid, or any other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Loan Documents (other than the Exchange Notes or the Indenture), the Borrower shall and shall cause each of its Subsidiaries to:

                 5.1 Financial Statements. Furnish to the Administrative Agent with sufficient copies for each Lender:

                 (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Grant Thornton LLP or other independent certified public accountants of nationally recognized standing; and

                 (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of notes thereto).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                 5.2 Certificates; Other Information. Furnish to the Administrative Agent with sufficient copies for each Lender (or, in the case of clause (g), to the relevant Lender):

                 (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                 (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of each new Subsidiary of any Loan Party;

                 (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

                 (d) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year; provided that delivery of the Report on Form 10-Q filed with the SEC with respect to such fiscal quarter shall be deemed to satisfy the foregoing requirement;

                 (e) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Acquisition Documentation;

                 (f) within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

                 (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

                 5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

                 5.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and
(ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.8 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 5.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption expense coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business.

                 5.6 Books and Records. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

                 5.7 Notices. Promptly give notice to the Administrative Agent with sufficient copies for each Lender of:

                 (a)      the occurrence of any Default or Event of Default;

                 (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or
         (ii) litigation, investigation or proceeding that may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if reasonably expected to be adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                 (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount claimed is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought which could reasonably be expected to be granted and which, if granted, could reasonably be expected to have a Material Adverse Effect;

                 (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled

         Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; and

                 (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

                 5.8      Environmental Laws.    Except as could not reasonably
be expected to have a Material Adverse Effect:

                 (a) Comply in with, and contractually require compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and contractually require that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

                 (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

                 5.9 Take-Out Financing. Use its commercially reasonable best efforts to cause to be declared effective a registration statement with respect to the Take-Out Debt or to effect a private placement thereof pursuant to Rule 144A or Regulation S of the Securities Act as soon as reasonably practicable after the Closing Date, provided, that if any Warrants have been released from escrow, the Borrower's obligations under this sentence may be satisfied only by causing to be declared effective a registration statement. The Borrower will give the Administrative Agent prior notice of its intention to file the registration statement or to effect a private placement of the Take-Out Debt. The Borrower will notify the Administrative Agent promptly upon the receipt of any comments from the SEC in connection with the registration statement, will furnish the Administrative Agent with a copy of any written comments from the SEC, will respond in a reasonably prompt manner and appropriately to any such comments and will furnish a copy to the Administrative Agent of any such response to the SEC.

                 5.10 Exchange Notes. (a) The Borrower shall, as promptly as practicable after being requested to do so by the Administrative Agent at any time after the nine-month anniversary of the Closing Date and in any event prior to the Initial Maturity Date, select a trustee meeting the requirements of Section 5.10(c) and enter into the Indenture. The bank or trust company acting as trustee under the Indenture shall at all times be a corporation organized and doing business under the laws of the United States of America or any state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by Federal or state authority and which has a combined capital and surplus of not less than $50,000,000. The Borrower shall cause the Subsidiary Guarantors in respect of the Subsidiary Guarantees then in effect to execute and deliver senior subordinated guarantees of the Exchange Notes on terms similar to those contained in such Subsidiary Guarantees.

                 (b) The Borrower shall, on or prior to the third Business Day following the written request (the "Exchange Request") of any Lender, execute and deliver to such Lender in accordance with the Indenture an Exchange Note bearing interest as set forth therein in exchange for such Lender's Loan dated the date of the issuance of such Exchange Note, payable to the order of such Lender, in a principal amount equal to 100% of the aggregate principal amount (including any accrued and unpaid interest not required to be paid in cash) of the Loans for which they are exchanged. Each Exchange Request shall specify the principal amount of the Loans to be exchanged pursuant to this Section 5.10, which shall be at least $1,000,000 and in integral multiples of $100,000 in excess thereof and, if such Lender holds Loan Notes, be accompanied by the Loan Notes to be exchanged for Exchange Notes. No Exchange Request shall be made more than thirty (30) days prior to the Initial Maturity Date. Any Loan Notes delivered to Borrower under this
Section 5.10 in exchange for Exchange Notes shall be canceled by the Borrower and the corresponding amount of the Lender's Loan deemed repaid and the Exchange Notes shall be governed by and construed in accordance with the terms of the Indenture.

                 (c) If Exchange Notes are issued pursuant to the terms hereof, then the holders of such Exchange Notes shall have the registration rights set forth in Exhibit E to the Indenture.

                 5.11 Use of Proceeds of the Take-Out Debt. The Borrower will use the net proceeds received by it from the sale of the Take-Out Debt to repay the Loans and the Exchange Notes pursuant to Section 2.5(d).

                 5.12 Future Subsidiary Guarantors. The Borrower will cause each Restricted Subsidiary acquired or created by the Borrower that guarantees payment of the Bank Indebtedness to execute and deliver to the Administrative Agent a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will Guarantee payment of the Loans and Notes on a senior subordinated basis. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Subsidiary Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

                 5.13 Further Assurances. Upon the reasonable request of the Administrative Agent, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out the purpose of this Agreement.


                         SECTION 6.  NEGATIVE COVENANTS

                 So long as any Loan or Loan Note remains outstanding and unpaid, or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document:

                 6.1 Limitation on Indebtedness. (a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that on or after the Initial Maturity Date the Borrower and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio of the Borrower and its Restricted Subsidiaries would be greater than (i) 2.25: 1.00, if such Indebtedness is Incurred on or prior to the first anniversary of the Initial Maturity Date and
(ii) 2.50: 1.00, if such Indebtedness is Incurred thereafter.

                 (b) Notwithstanding Section 6.1(a), the Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

                    (i) Indebtedness Incurred pursuant to the Senior Credit Facility (or, subject to the last sentence of the definition thereof, any refinancing thereof) in a maximum principal amount not to exceed $1,003,000,000;

                    (ii) The Subsidiary Guarantees and Guarantees of Indebtedness incurred pursuant to paragraph (a) or clause (i) of this paragraph (b) and Guarantee Obligations of the Borrower in respect of Indebtedness of franchisees not to exceed $50,000,000 at any one time outstanding;

                   (iii) Indebtedness (A) of the Borrower to any Restricted Subsidiary and (B) of any Wholly Owned Subsidiary to the Borrower or any Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or a Wholly Owned Subsidiary) will be deemed, in each case, an Incurrence of Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, in the amount that remains outstanding following such issuance or transfer of such securities;

                    (iv) Indebtedness represented by the Take-Out Debt, any Indebtedness (other than the Indebtedness described in clauses (i), (ii) or (iii) above) outstanding on the Closing Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or Incurred pursuant to Section 6.1(a);

                    (v) Indebtedness of the Borrower or any Restricted Subsidiary in the form of Capitalized Lease Obligations, Purchase Money Obligations or Attributable Debt, and any Refinancing Indebtedness with respect thereto, in an aggregate amount not in excess of 7.5% of Consolidated Tangible Assets at any one time outstanding;

                    (vi) Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into for bona fide hedging purposes of the Borrower or any Restricted Subsidiary and are in the ordinary course of business or are required by the Senior Credit Facility;

                   (vii) Indebtedness evidenced by letters of credit assumed in the Transactions or issued in the ordinary course of business to secure workers' compensation and other insurance coverages; and

                 (viii) Indebtedness (which may comprise Bank Indebtedness) in an aggregate principal amount at any one time outstanding not in excess of $75,000,000.

                 (c) Notwithstanding the foregoing, neither the Borrower nor any Restricted Subsidiary shall Incur any Indebtedness under Section 6.1(b) that permits Refinancing Indebtedness in respect of Indebtedness constituting Subordinated Obligations if the proceeds thereof are used, directly or indirectly, to refinance such Subordinated Obligations, unless such Refinancing Indebtedness shall be subordinated to the Loans at least to the same extent as such Subordinated Obligations. No Subsidiary Guarantor shall incur any Indebtedness pursuant to the foregoing paragraph (b) that permits Refinancing Indebtedness in respect of Indebtedness constituting Guarantor Subordinated Obligations if the proceeds of such Refinancing Indebtedness are used, directly or indirectly, to refinance such Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Refinancing

Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations.

                 (d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Borrower, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; and (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

                 (e) The Borrower shall not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt; provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness by the Borrower or a Restricted Subsidiary.

                 (f) The Borrower shall not Incur any Indebtedness that is expressly subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. No Subsidiary Guarantor shall Incur any Indebtedness that is expressly subordinate in right of payment to any Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to Senior Subordinated Indebtedness of such Subsidiary Guarantor. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

                 6.2 Limitation on Restricted Payments. (a) On or prior to the Initial Maturity Date, the Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Borrower) except (1) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) and (2) dividends or distributions payable to the Borrower or any Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of Capital Stock on no more than a pro rata basis measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than a Restricted Subsidiary or any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Borrower, other than another Restricted Subsidiary, in either case other than in exchange for its Capital Stock (other than Disqualified Stock), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase, redemption or other acquisition of Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment").

                 (b) After the Initial Maturity Date, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to make any Restricted Payment if at the time the

Borrower or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or
(2) the Borrower is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 6.1; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Borrower's Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Borrower's Board of Directors) declared or made on or after the Initial Maturity Date would exceed 25% of the Consolidated Net Income accrued during the period (treated as one accounting period) from (but excluding) the Closing Date to (but excluding) the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit).

                 (c) The provisions of Section 6.2(a) (in the case of clause (v) and clause (vi) below only) and Section 6.2(b) shall not prohibit:

                    (i) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Capital Stock or Subordinated Obligations of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Borrower or any of its Subsidiaries); provided, however, that such purchase, redemption, repurchase, defeasance, retirement or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;

                    (ii) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Borrower that is permitted to be Incurred pursuant to Section 6.1; provided, however, that such purchase, redemption, repurchase, defeasance, retirement or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;

                   (iii) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Subordinated Obligations from Net Available Cash to the extent permitted by Section 6.4; provided, however, that such purchase, redemption, repurchase, defeasance, retirement or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;

                    (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 6.2; provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments;

                    (v) any purchase or redemption of any shares of Capital Stock of the Borrower from employees of the Borrower and its Subsidiaries pursuant to the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees in an aggregate amount after the Closing Date not in excess of $1,000,000 in any fiscal year, plus any unused amounts under this clause (v) from prior fiscal years; provided, however, that such purchases or redemptions shall be excluded in subsequent calculations of the amount of Restricted Payments; and

                 (vi) the repurchase of the Borrower's common stock in an aggregate amount not to exceed the amount by which the proceeds from the issuance of the Apollo Preferred Stock exceeds $235,000,000; provided, however, the aggregate amount of repurchases made pursuant to this clause (vi) shall not exceed $25,000,000.

                 6.3 Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower, (ii) make any loans or advances to the Borrower or (iii) transfer any of its property or assets to the Borrower, except:

                 (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date (including, without limitation, the Senior Credit Facility);

                 (b) any encumbrance or restriction with respect to a Restricted Subsidiary (x) pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Borrower, or of another Person that is assumed by the Borrower or a Restricted Subsidiary in connection with the acquisition of assets from, or merger or consolidation with, such Person (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower, or such acquisition of assets, merger or consolidation) and outstanding on the date of such acquisition, merger or consolidation or (y) pursuant to any agreement (not relating to any Indebtedness) in existence when a Person becomes a Subsidiary of the Borrower or when such agreement is acquired by the Borrower or any Subsidiary thereof, that is not created in contemplation of such Person becoming such a Subsidiary or such acquisition (for purposes of this paragraph (b), if another Person is the Successor Company, any Subsidiary or agreement thereof shall be deemed acquired or assumed, as the case may be, by the Borrower when such Person becomes the Successor Company);

                 (c) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement (a "Refinancing Agreement") effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refinances or replaces, an agreement referred to in Section 6.3(a) or (b) or this Section 6.3(c) or contained in any amendment to an agreement referred to in Section 6.3(a) or (b) or this Section 6.3(c) (an "Initial Agreement") or contained in any amendment to an Initial Agreement; provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or amendment are no less favorable to the Lenders taken as a whole than encumbrances and restrictions contained in the Initial Agreement or Agreements to which such Refinancing Agreement or amendment relates;

                 (d) any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements or (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary;

                 (e) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition; and

                 (f) any encumbrance or restriction on the transfer of property or assets required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses.

                 6.4 Limitation on Asset Dispositions. (a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless: (i) the Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Borrower's senior management or the Board of Directors, whose determination shall be conclusive (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition; (ii) prior to the Initial Maturity Date, at least 90%, and on or after the Initial Maturity Date, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents; and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Borrower (or such Restricted Subsidiary, as the case may be) (A) first, pursuant to the Senior Credit Agreement and, to the extent the Borrower or any Restricted Subsidiary is required by the terms of any other Senior Indebtedness, to prepay, repay or purchase such Senior Indebtedness; and (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to prepay or redeem the Loans and Exchange Notes at par plus accrued and unpaid interest, if any, thereon in accordance with Section 2.5(d); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (iii) (A), the Borrower or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

                 (b) Notwithstanding the foregoing provisions, the Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds (i) on or prior to the Initial Maturity Date, $1,000,000 and (ii) after the Initial Maturity Date, $2,000,000.

                 (c) For the purposes of this Section 6.4, the following will be deemed to be cash: (w) the assumption of Indebtedness of the Borrower (other than Disqualified Stock of the Borrower) or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, (x) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Borrower and each other Restricted Subsidiary is released from any Guarantee of such Indebtedness in connection with such Asset Disposition, (y) securities received by the Borrower or any Restricted Subsidiary from the transferee that are promptly converted by the Borrower or such

Restricted Subsidiary into cash, and (z) consideration consisting of Indebtedness of the Borrower or any Restricted Subsidiary.

                 6.5 Limitation on Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, Incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Loans, the Loans are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Loans are equally and ratably secured, except for (A) Liens existing as of the Closing Date and any extensions, renewals or replacements thereof, (B) Liens securing Senior Indebtedness, (C) Liens securing the Loans, (D) Liens of the Borrower or a Wholly Owned Subsidiary of the Borrower on assets of any Subsidiary of the Borrower, (E) Liens securing Indebtedness which is Incurred to refinance Indebtedness which has been secured by a Lien permitted under this Agreement and which has been Incurred in accordance with the provisions of this Agreement; provided, however, that such Liens do not extend to or cover any property or assets of the Borrower or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced, and (F) Permitted Liens.

                 6.6 Limitation on Affiliate Transactions. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an "Affiliate Transaction") on terms (i) that taken as a whole are less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $1,000,000, are not in writing and have not been approved by a majority of the members of the Board of Directors having no material personal financial interest in such Affiliate Transaction or, in the event there are no such members, as to which the Borrower has not obtained a Fairness Opinion (as hereinafter defined). In addition, any such transaction involving aggregate payments or other transfers by the Borrower and its Restricted Subsidiaries (i) on or prior to the Initial Maturity Date in excess of $2,500,000 and (ii) after the Initial Maturity Date in excess of $5,000,000 will also require an opinion (a "Fairness Opinion") from an independent investment banking firm or appraiser, as appropriate, of national prominence, to the effect that the terms of such transaction are fair to the Borrower or such Restricted Subsidiary, as the case may be, from a financial point of view.

                 (b) The foregoing provisions of Section 6.6(a) shall not prohibit (i) any Restricted Payment permitted to be made pursuant to Section
6.2 or any Permitted Investment, (ii) the performance of the Borrower's or any Restricted Subsidiary's obligations under any employment contract, collective bargaining agreement, agreement for the provision of services, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (iii) payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options or other securities, to employees, officers or directors in the ordinary course of business, (iv) any transaction between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries, (v) the Transactions and the incurrence and payment of all fees and expenses payable in connection therewith as contemplated by
Section 4(d)(iv), (vi) any other transaction arising out of agreements in existence on the Closing Date, and (vii) transactions with suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business and on terms no less favorable to the Borrower or the Restricted Subsidiary, as the case may be, than those that could be obtained at such time in arm's-length dealings with a Person who is not an Affiliate.

                 6.7 Change of Control. (a) Upon a Change of Control on or after the Initial Maturity Date, each Holder shall have the right to require the Borrower to repurchase all or any part of such Holder's Loans at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), such repurchase to be made in accordance with
Section 6.7(b).

                 (b) Within thirty days following any Change of Control on or after the Initial Maturity Date, the Borrower shall mail a notice to each Holder with a copy to the Administrative Agent stating:

                    (i) that a Change of Control has occurred and that such Holder has the right to require the Borrower to purchase such Holder's Loans at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date);

                    (ii) the circumstances, facts and relevant financial information related thereto;

                   (iii) the repurchase date (which shall be no earlier than thirty days nor later than ninety days from the date such notice is mailed); and

                    (iv) the procedures determined by the Borrower, consistent with this Section, that a Holder must follow in order to have its Loans purchased.

                 (c) Holders electing to have a Loan purchased will be required to give notice in writing to the Borrower at the address specified in
Section 10.2 at least three Business Days prior to the purchase date. Each Holder will be entitled to withdraw its election if the Borrower receives, not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter from such Holder setting forth the name of such Holder, the principal amount of the Loan which was to be purchased and a statement that such Holder is withdrawing its election to have such Loan purchased.

                 (d) On the purchase date, the Borrower shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto upon surrender of any Loan Notes for the Loans to be purchased.

                 (e) The Borrower shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Loans and Notes pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Borrower shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

                 6.8 Merger, Consolidation, etc. (a) Prior to the Initial Maturity Date, neither the Borrower nor any of its Subsidiaries may merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) any Wholly Owned Subsidiary may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Wholly Owned Subsidiary may merge into or consolidate with any other Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary and no Person other than the Borrower or a Wholly Owned Subsidiary receives any consideration and (iii) the Borrower may make any Permitted Investment, except that, if any Permitted Investment is structured as a merger with or into the Borrower, the Borrower shall be the continuing or surviving corporation, or structured as a merger with or into any Wholly Owned Subsidiary, such Wholly Owned Subsidiary shall be the continuing or surviving corporation.

                 (b) After the Initial Maturity Date, the Borrower shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

                 (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a corporation, partnership, trust, or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Borrower) shall expressly assume, by an assumption agreement supplemental hereto, executed by the Successor Company and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, all the obligations of the Borrower under the Notes, the Loans and this Agreement;

                 (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

                 (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 6.1; and

                 (iv) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel to Borrower, each stating that such consolidation, merger, transfer or lease and such assumption agreement (if any) comply with this Agreement.

                 The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement, but in the case of a lease of all or substantially all its assets, the Borrower shall not be released from the obligation to pay the principal of and interest on the Loans and the Notes.

                 Notwithstanding clauses (ii) and (iii) of the first sentence of this Section 6.8(b): (1) any Restricted Subsidiary of the Borrower may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower; and (2) the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another jurisdiction to realize tax or other benefits.

                 6.9 Limitation on Lines of Business. The Borrower shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

                 6.10 Limitation on Sale/Leaseback Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Borrower or such Restricted Subsidiary would be entitled to Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 6.1, (ii) the net proceeds received by the Borrower or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined in good faith by the Board of Directors) of such property and (iii) the transfer of such property is permitted by, and the Borrower or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, Section 6.4.


                         SECTION 7.  EVENTS OF DEFAULT

                 If any of the following events shall occur and be continuing:

                 (a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof, or shall fail to redeem or purchase Loans when required pursuant to this Agreement or any Note, in each case whether or not such payment, redemption or purchase shall be prohibited by Section 8; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof, in each case, whether or not such payment shall be prohibited by Section 8; or

                 (b) any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document, or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

                 (c) the Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in clause (a) or (b) of Section 5.1 (with respect to the Borrower only), Section 5.7(a), 5.9, 5.10, 5.11 or Section 6; or

                 (d) the Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7) and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

                 (e) Indebtedness of the Borrower or any Loan Party is not paid within any applicable grace period after maturity or is accelerated by the holders thereof because of a default or other event or condition thereunder prior to its stated maturity and the total amount of such Indebtedness unpaid or accelerated exceeds $5,000,000 or its foreign currency equivalent at the time; or

                 (f) (i) the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                 (g) (i) any Person shall engage in any non-exempt "prohibited transaction" (as defined in Section 406 and 408 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence under Title IV of ERISA to have a trustee appointed, or a trustee shall be appointed under Title IV of ERISA, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate in a "distress termination: or "involuntary termination", as such terms are defined in Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through
         (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

                 (h) one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

                 (i) there shall have occurred a Change in Control prior to the Initial Maturity Date; or

                 (j) any Subsidiary Guarantee shall cease, for any reason (other than, (i) as a result of a merger of such Subsidiary into the Borrower in accordance with the terms of this Agreement or (ii) as a result of a release pursuant to Section 3 of the Subsidiary Guarantee), to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Subsidiary Guarantor shall so assert in writing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i), (ii) or (iii) of paragraph (f) of this Section with respect to the Borrower, the Loans (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind (other than notices expressly required pursuant to this Agreement and any other Loan Document) are hereby expressly waived by the Borrower.


                           SECTION 8.  SUBORDINATION

                 8.1 Agreement To Subordinate. The Borrower agrees, and each Lender agrees, that the Loans and Indebtedness evidenced by the Notes are subordinated in right of payment, to the extent and in the manner provided in this Section 8, to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness and that the subordination is for the benefit of and enforceable by the holders of Senior Indebtedness. The Loans shall in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Borrower and only indebtedness of the Borrower that is Senior Indebtedness shall rank senior to the Loans in accordance with the provisions set forth herein.

                 8.2 Liquidation; Dissolution; Bankruptcy. Upon any payment or distribution of the assets of the Borrower to creditors upon a total or partial liquidation or a total or partial dissolution of the Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property:

                 (1) holders of Senior Indebtedness shall be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness (including interest after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before Lenders shall be entitled to receive any payment of principal of, or premium, if any, or interest on the Loans; and

                 (2) until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which Lenders would be entitled but for this Section 8 shall be made to holders of Senior Indebtedness as their interests may appear.

                 8.3 Default on Senior Indebtedness. The Borrower may not pay the principal of, premium, if any, or interest on, the Loans or make any deposit pursuant to any defeasance provision or otherwise purchase or retire any Loans (collectively, "pay the Loans") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (x) the default has been cured or waived in writing and any such acceleration has been rescinded in writing or (y) such Senior Indebtedness has been paid in full in cash or Cash Equivalents; provided, however, that the

Borrower may pay the Loans without regard to the foregoing if the Borrower and the Administrative Agent receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in (i) or (ii) above has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Borrower may not pay the Loans for a period (a "Payment Blockage Period") commencing upon the receipt by the Borrower and the Administrative Agent of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Administrative Agent and the Borrower from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full of such Designated Senior Indebtedness or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, the Borrower may resume payments on the Loans after such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided, however, that if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than the Bank Indebtedness), the Representative of the Bank Indebtedness may give another Blockage Notice within such period; provided further, however, that in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period.

                 8.4 Acceleration of Payment of Loans. If payment of the Loans is accelerated because of an Event of Default, the Borrower and the Administrative Agent shall promptly notify the holders of the Designated Senior Indebtedness of the acceleration. If any Designated Senior Indebtedness is outstanding, the Borrower may not pay the Loans until five Business Days after the Representative of the Designated Senior Indebtedness receives notice of such acceleration and, thereafter, may pay the Loans only if this Section 8 otherwise permits the payment at that time.

                 8.5 When Distribution Must Be Paid Over. If a distribution is made to the Lenders that because of this Section 8 should not have been made to them, the Lenders who receive the distribution shall hold it in trust for holders of Senior Indebtedness and pay it over to them as their interests may appear.

                 8.6 Subrogation. After all Senior Indebtedness is paid in full and until the Loans are paid in full, the Lenders shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness. A distribution made under this Section 8 to holders of Senior Indebtedness that otherwise would have been made to the Lenders is not, as between the Borrower and the Lenders, a payment by the Borrower on Senior Indebtedness.

                 8.7 Relative Rights. This Section 8 defines the relative rights of the Lenders and holders of Senior Indebtedness. Nothing in this Agreement shall:

                 (1) impair, as between the Borrower and the Lenders, the obligation of the Borrower, which is absolute and unconditional, to pay principal of, premium, if any, and interest on the Loans in accordance with the terms of this Agreement; or

                 (2) prevent the Administrative Agent or any Lender from exercising its available remedies upon a Default, subject to the rights of holders of Senior Indebtedness to receive distributions otherwise payable to Lenders.

                 8.8 Subordination May Not Be Impaired By the Borrower. No right of any holder of Senior Indebtedness to enforce the subordination of the Loans and the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Borrower or by its failure to comply with this Agreement.

                 8.9      Rights of Administrative Agent.  Notwithstanding
Section 8.3, the Administrative Agent may continue to make payments on the Loans and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Responsible Officer of the Administrative Agent receives notice to it that payments may not be made under this Section 8. The Borrower, a Representative or a holder of Senior Indebtedness may give the notice; provided, however, that, if an issue of Senior Indebtedness has a Representative, only the Representative may give the notice.

                 The Administrative Agent in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not the Administrative Agent. The Administrative Agent shall be entitled to all the rights set forth in this Section 8 with respect to any Senior Indebtedness that may at any time be held by it, to the same extent as any other holder of Senior Indebtedness; and nothing in Section 9 shall deprive the Administrative Agent of any of its rights as such holder. Nothing in this
Section 8 shall apply to claims of, or payments to, the Administrative Agent under or pursuant to Section 9.7.

                 8.10 Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice given to their Representative (if any).

                 8.11 Section 8 Not To Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment pursuant to the Loans by reason of any provision in this Section 8 shall not be construed as preventing the occurrence of a Default. Nothing in this Section 8 shall have any effect on the right of the Lenders or the Administrative Agent to accelerate the maturity of the Loans, subject to Section 8.4.

                 8.12 Administrative Agent Entitled to Rely. Upon any payment or distribution pursuant to this Section 8, the Administrative Agent and the Lenders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 8.2 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Administrative Agent or to the Lenders or (iii) upon the Representatives for the holders of Senior Indebtedness for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other Indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 8. In the event that the

Administrative Agent determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Section 8, the Administrative Agent may request such Person to furnish evidence to the reasonable satisfaction of the Administrative Agent as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Section 8, and, if such evidence is not furnished, the Administrative Agent may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Section 9 shall be applicable to all actions or omissions of actions by the Administrative Agent pursuant to this Section 8.

                 8.13 Administrative Agent to Effectuate Subordination. Each Lender hereby authorizes and directs the Administrative Agent on such Lender's behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Lenders and the holders of Senior Indebtedness as provided in this Section 8 and appoints the Administrative Agent as attorney-in-fact for any and all such purposes.

                 8.14 Administrative Agent Not Fiduciary for Lenders of Senior Indebtedness. The Administrative Agent shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall mistakenly pay over or distribute to the Lenders or the Borrower or any other Person, money or assets to which any holders of Senior Indebtedness shall be entitled by virtue of this Section 8 or otherwise.

                 8.15 Reliance by Lenders of Senior Indebtedness on Subordination Provisions. Each Lender acknowledges and agrees, that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Loans, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

                      SECTION 9.  THE ADMINISTRATIVE AGENT

                 9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably
incidental thereto.   Notwithstanding any provision to the contrary elsewhere
in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

                 9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                 9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing result from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

                 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Loans as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be Incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                 9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                 9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any Affiliate of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any Affiliate of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                 9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, Incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which result from the Administrative Agent's gross negligence or willful misconduct. The Administrative Agent shall have the right to deduct any amount owed to it by any Lender under this subsection from any payment made by it to such Lender hereunder. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

                 9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

                 9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to the approval of the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.


                           SECTION 10.  MISCELLANEOUS

                 10.1 Amendments and Waivers. Neither this Agreement nor any Loan Note, nor any Subsidiary Guarantee, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower and each Loan Party which is a party to the relevant Loan Documents written amendments, supplements or modifications hereto and to the Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of any Loan Party hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement, or modification shall (i) (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan or extend the scheduled date of any amortization payment in respect of any Loan, (B) reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the aggregate amount or extend the expiration date of any Lender's Commitment, (C) restrict the right of each Lender to exchange Term Loans, or Initial Loans on the Initial Maturity Date, for Exchange Notes or amend the rate of such exchange or
(D) make any change to the subordination provisions of this Agreement that adversely affects the rights of any Lender, in each case without the written consent of each Lender directly affected thereby, (ii) (A) amend, modify, or waive any provision of this Section 10.1, (B) reduce the percentage specified in the definition of Required Lenders, (C) consent to the assignment or transfer by the Borrower of any of its rights and obligations under the Loan Documents except as expressly permitted hereby, (D) amend, modify or waive any provision in the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes, or
(E) release all or substantially all of the Subsidiary Guarantors from their obligations under their respective Subsidiary Guarantees, in each case without the consent of all of the Lenders, or (iii) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower and the other Loan Parties, the Lenders, the Administrative Agent, and all future holders of the Loans. In the case of any waiver, the Borrower and the other Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

                 10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire furnished to the Administrative Agent in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:


                 the Borrower:             Renters Choice, Inc.
                                           13800 Montfort Drive
                                           Suite 300
                                           Dallas, Texas 75240
                                           Attention: J. Ernest Talley
                                           Telecopy: (972) 701-0360
                                           Telephone: (972) 419-2611

                 with a copy to:           Winstead Sechrest & Minick P.C.
                                           1201 Elm Street
                                           5400 Renaissance Tower
                                           Dallas, Texas 75270
                                           Attention: Thomas W. Hughes
                                           Telecopy: (214) 745-5390
                                           Telephone: (214) 745-5201

                 The Administrative
                 Agent:                    The Chase Manhattan Bank
                                           One Chase Manhattan Plaza, 8th Floor
                                           New York, New York 10081
                                           Attention: Agency Services,
                                                      Janet Belden
                                           Telecopy: (212) 552-5658
                                           Telephone: (212) 552-1687

                 with copies to:           Chase Securities Inc.
                                           270 Park Avenue, 4th Floor
                                           New York, New York 10017
                                           Attention: Kathy Duncan
                                           Telecopy: (212) 972-0009
                                           Telephone: (212) 270-5808
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2 or 2.5 shall not be effective until received.

                 10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the Loan Notes and Subsidiary Guarantees shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                 10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the Loan Notes and Subsidiary Guarantees and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

                 10.5     Payment of Expenses and Taxes.  The Borrower agrees
(a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses Incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, the Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent (in the case of each Lender, after an Event of Default has occurred and is continuing) for all its reasonable out-of-pocket costs and expenses Incurred in connection with the enforcement or preservation of any rights under the Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the Lenders, and (c) to pay, indemnify, and hold each Lender and the Administrative Agent (and their respective directors, officers, employees and agents) harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent (and their respective Affiliates, directors, officers, employees and agents) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Transaction Documents or the use of the proceeds of the Loans in connection with the Acquisition and the transactions contemplated by this Agreement and any such other documents (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided that the Borrower shall have no obligation hereunder to the Administrative Agent, or any Lender (or their respective Affiliates, directors, officers, employees and agents) with respect to indemnified liabilities to the extent such indemnified liabilities arise from the gross negligence or wilful misconduct of the indemnified party or, in the case of indemnified liabilities arising under the Loan Documents, from material breach by the indemnified party of the Loan Documents, as the case may be. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

                 10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and any assignment or transfer by any Lender of its rights or obligations under the Loan Documents must be made in compliance with this Section 10.6 (and any purported assignment in violation of this subsection shall be null and void).

                 (b) Any Lender may, in the ordinary course of its lending or investment business and in accordance with applicable law, at any time sell to one or more financial institutions or other entities ("Loan Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of a participating interest to a Loan Participant, (i) such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under the Loan Documents, (iv) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents, and (v) no Loan Participant under any participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except with respect to the matters described in clauses (i) and (ii) of the proviso to the second sentence of
Section 10.1. The Borrower agrees that each Loan Participant shall be entitled to the benefits of Sections 2.9 and 2.10 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.10 such Loan Participant shall have complied with the requirements of said Section and provided, further, that no Loan Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Loan Participant had no such transfer occurred.

                 (c) Any Lender (an "Assignor") may, in the ordinary course of its lending or investment business and in accordance with applicable law, at any time and from time to time assign to any other Lender or any affiliate thereof or, with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed), to an additional bank or financial institution (an "Assignee"), all or any part of its rights and obligations under the Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee, such Assignor and, if required by this paragraph, the Administrative Agent, and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and
(y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

                 (d)      The Administrative Agent, which for purposes of this
Section 10.6(d) only shall be deemed an agent of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the

"Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders, shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of the Loan Documents.

                 (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and, if required by Section 10.6(c), the Administrative Agent, together with payment to the Administrative Agent of a registration and processing fee of $4,000, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Loan Notes held by it all or a portion of which are being assigned, and the Borrower, at its own expense, shall, upon a request to the Administrative Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for outstanding Loan Notes of the assigning Lender, if any) a new Loan Note to the order of such Assignee in an amount equal to the amount of such Assignee's Loans after giving effect to such Assignment and Acceptance and, if the assigning Lender has retained a Loan hereunder, a new Loan Note, to the order of the assigning Lender in an amount equal to the amount of such Lender's Loans after giving effect to such Assignment and Acceptance. Any such new Loan Notes shall be dated the Closing Date and shall otherwise be in the form of the Loan Note replaced thereby. Any Loan Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked "cancelled."

                 (f) To the extent requested by any Lender, the Borrower shall execute and deliver to such Lender an Initial Note dated the Closing Date substantially in the form of Exhibit F-1 hereto to evidence the portion of the Initial Loan made by such Lender and with appropriate insertions ("Original Initial Notes"). On each Interest Payment Date, to the extent requested by any Lender, the Borrower shall execute and deliver to such Lender on such Interest Payment Date a note dated such Interest Payment Date substantially in the form of Exhibit F-1 hereto in a principal amount equal to such Lender's pro rata portion of such PIK Interest Amount and with other appropriate insertions (each a "Subsequent Initial Note" and, together with the Original Initial Notes, the "Initial Notes"). A Subsequent Initial Note shall bear interest from the date of its issuance at the same rate borne by all Initial Notes at the date of issuance and from time to time thereafter.

                 (g) Unless converted to an Exchange Note and, to the extent requested by any Lender, the Borrower shall execute and deliver to such Lender a Term Note dated the Initial Maturity Date substantially in the form of Exhibit F-2 hereto to evidence the Term Loan made on such date, in the principal amount of the Initial Notes held by such Lender on such date and with other appropriate insertions (collectively, the "Original Term Notes"). On or after the Initial Maturity Date, on each Interest Payment Date, to the extent requested by any Lender, the Borrower shall execute and deliver to such Lender on such Interest Payment Date a Term Note dated such Interest Payment Date substantially in the form of Exhibit F-2 hereto in a principal amount equal to such Lender's pro rata portion of such PIK Interest Amount and with other appropriate insertions (each a "Subsequent Term Note" and, together with the Original Term Notes, the "Term Notes"). A Subsequent Term Note shall bear interest from the date of its issuance at the same rate borne by all Term Notes at the date of issuance and from time to time thereafter.

                 (h) The Borrower authorizes each Lender to disclose to any Loan Participant or Assignee (each, a "Transferee") and any prospective Transferee (to the extent such Persons agree to be bound by the provisions of Section 10.15 hereof) any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

                 (i) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law, provided that no such assignment, whether to a Federal Reserve Bank or other entity, shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank or other entity for such Lender as a party hereto or permit an absolute assignment to occur other than in accordance with such provisions of this subsection.

                 10.7 Adjustments; Set-off. (a) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                 (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                 10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

                 10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without, to the extent permitted by law, invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not, to the extent permitted by law, invalidate or render unenforceable such provision in any other jurisdiction.

                 10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                 10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

                 10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

                 (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                 (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court or forum and agrees not to plead or claim the same;

                 (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, at the address specified in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                 (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                 (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

                 10.13 Acknowledgements. The Borrower hereby acknowledges that:

                 (a) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents;

                 (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with the Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

                 (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

                 10.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                 10.15 Confidentiality. The Administrative Agent and each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by the Borrower in accordance with such Lender's customary procedures for handling confidential information of this nature, it being understood and agreed by the Borrower that in any event a Lender may make disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein (to the extent such Persons agree to be bound by the provisions of this Section) or as required or requested by any governmental agency or representative thereof or pursuant to legal process or by the National Association of Insurance Commissioners or in connection with the exercise of any remedy under the Loan Documents; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.



                                        RENTERS CHOICE, INC.



                                        By:
                                           -------------------------------------
                                                 Title:



                                        THE CHASE MANHATTAN BANK,
                                          as Administrative Agent and as Lender




                                        By:
                                           -------------------------------------
                                                 Title:

                                                                 SCHEDULE 1.1 TO
                                                             SENIOR SUBORDINATED
                                                                CREDIT AGREEMENT




                                  COMMITMENTS



LENDERS                                                         Commitments
-------                                                         -----------

THE CHASE MANHATTAN BANK                                        $64,625,000

BEAR, STEARNS & CO., INC.                                       $20,625,000

NATIONSBANK                                                     $16,500,000

CREDIT SUISSE FIRST BOSTON                                       $8,250,000

FUJI BANK, LIMITED                                              $20,000,000

KZH - IV CORPORATION                                            $30,000,000

MASSMUTUAL HIGH YIELD PARTNERS II L.L.C.                        $ 5,000,000

MASSMUTUAL CORPORATE VALUE PARTNERS LTD.                        $ 5,000,000

PARIBAS CAPITAL FUNDING L.L.C.                                  $ 5,000,000


TOTAL                                                          $175,000,000
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